Exhibit 10.31

MAXIM INTEGRATED PRODUCTS, INC.
1996 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
U.S. GRANTEES

Maxim Integrated Products, Inc., a Delaware corporation (the "Company"), pursuant to its 1996 Stock Incentive Plan (the "Plan") has granted to Grantee, the Grantee named on the Notice of Grant of Restricted Stock Unit (the "Grant Notice"), which has been delivered to Grantee separately, an award of restricted stock units (the "Restricted Stock Units"), subject to all of the terms and conditions in the Grant Notice, this Agreement and the Plan. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Plan.

1. Company's Obligation to Pay. Each Restricted Stock Unit represents a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 2 and 3, Grantee will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2. Vesting Schedule. Subject to Section 3, the Restricted Stock Units awarded by this Agreement will vest in Grantee according to the vesting schedule set forth on the Grant Notice, subject to Grantee's Continuous Status as an Employee, Director or Consultant through each such date. Vesting may be suspended during any unpaid leave of absence, unless continued vesting is required by Applicable Laws or unless continued vesting was approved by the Company in writing.

3. Forfeiture upon Termination of Continuous Status as an Employee, Director or Consultant. Notwithstanding any contrary provision of this Agreement, if Grantee's Continuous Status as an Employee, Director or Consultant ceases for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Grantee will have no further rights thereunder.

4. Payment after Vesting. Any Restricted Stock Units that vest in accordance with Section 2 will be paid to Grantee (or in the event of Grantee's death, to his or her estate) in whole Shares, subject to Grantee satisfying any applicable Tax-Related Items as set forth in Section 6.

5. Payments after Death. Any distribution or delivery to be made to Grantee under this Agreement will, if Grantee is then deceased, be made to Grantee's legal heirs. Any such transferee must furnish the Company with (a) written notice of his or her status as legal heir, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6. Withholding of Taxes. Regardless of any action the Company and/or the Subsidiary or affiliate employing Grantee (the "Employer") take with respect to any or all income tax (including federal, state, and/or local taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by Grantee is and remains Grantee's responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of Restricted Stock Units, the payment of the Restricted Stock Units in Shares or in cash, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee's liability for Tax-Related Items.

Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Grantee, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Grantee with respect to the payment of all Tax-Related Items which the Company determines must be withheld with respect to such Shares so issuable. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Grantee to satisfy Tax-Related Items, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) withholding from the Grantee's wages or other cash compensation paid to Grantee by the Company and/or the Employer, (c) have the Company withhold otherwise deliverable Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount or such other amount as may be necessary to avoid adverse accounting treatment, or (d) selling a sufficient number of such Shares otherwise deliverable to Grantee (on Grantee's behalf and at his or her direction pursuant to this authorization) through such means as the Company may determine in its sole discretion (whether through a broker or otherwise). If the obligation for Tax-Related Items is satisfied by withholding in Shares, Grantee is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Restricted Stock Units.

If Grantee fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to Section 2, Grantee will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.

7. Acknowledgment of Nature of Plan and Restricted Stock Units. In accepting the Award, Grantee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b) the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future Awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(c) all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;

(d) Grantee's participation in the Plan is voluntary;

(e) this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Grantee's Continuous Status as an Employee, Director or Consultant for the vesting period, for any period, or at all, and will not interfere with the Grantee's right or the right of the Company or the Employer to terminate Grantee's Continuous Status as an Employee, Director or Consultant at any time;

(f) in the event that Grantee is not an Employee, Director or Consultant of the Company, the Award and Grantee's participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award of Restricted Stock Units and Grantee's participation in the Plan will not be interpreted to form an employment contract with any Subsidiary or affiliate of the Company;

(g) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h) in consideration of the Award, no claim or entitlement to compensation or damages arises from termination of the Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Award of Restricted Stock Units or Shares received upon vesting of Restricted Stock Units resulting from termination of the Grantee's Continuous Status as an Employee, Director or Consultant by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(i) in the event of termination of Grantee's Continuous Status as an Employee, Director or Consultant (whether or not in breach of local labor laws), Grantee's right to receive Restricted Stock Units and vest under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed or actively rendering services and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of "garden leave" or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when Grantee is no longer actively employed or actively rendering services for purposes of the Award of Restricted Stock Units;

(j) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan; and

(k) Grantee is hereby advised to consult with his or her personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

8. Rights as Stockholder. Neither Grantee nor any person claiming under or through Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Grantee.

9. Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administration at Maxim Integrated Products, Inc., 4401 South Beltwood Parkway, Dallas, TX 75244, with a copy to the Corporate Secretary at 120 San Gabriel Drive, Sunnyvale, CA 94086, United States of America, or at such other address as the Company may hereafter designate in writing. Any notices provided for in this Agreement or the Plan shall be given in writing (including electronic mail) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Grantee, five (5) days after deposit in the United States mail, postage prepaid, addressed to Grantee at the address specified above or at such other address as Grantee hereafter designate by written notice to the Company.

10. Grant is Not Transferable. Except to the limited extent provided in Section 5, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. state, U.S. federal, or local law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Grantee (or Grantee's estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such U.S. state, U.S. federal, or any local law or securities exchange and to obtain any such consent or approval of any such governmental authority.

13. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

14. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. Data Privacy Notice and Consent. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee's personal data as described in this Agreement and any other documents related to the Award by and among, as applicable, the Employer, the Company, its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Grantee's participation in the Plan.

Grantee understands that the Company and the Employer may hold certain personal information about Grantee, including, but not limited to, Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Subsidiaries and affiliates, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in Grantee's favor, for the purpose of implementing, administering and managing the Plan ("Data"). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Grantee's country or elsewhere, and that the recipient's country may have different data privacy laws and protections than Grantee's country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee's local human resources representative. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing Grantee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the Restricted Stock Units may be deposited. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee's participation in the Plan.

Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee's local human resource representative. Grantee understands that refusal or withdrawal of consent may affect Grantee's ability to realize benefits under the Restricted Stock Units or otherwise participate in the Plan. For more information on the consequences of Grantee's refusal to consent or withdrawal of consent, Grantee understands that Grantee may contact Grantee's local human resources representative.

17. Section 409A. Notwithstanding any other provision of the Plan and this Agreement, for Grantees who are U.S. taxpayers, it is intended that the vesting and the payments of Restricted Stock Units shall qualify for exemption from the application of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting and/or payments provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments of Restricted Stock Units provided under this Agreement will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting and/or payment of Restricted Stock Units provided under this Agreement.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

20. Governing Law/Choice of Venue. This Agreement and the Award of Restricted Stock Units granted hereunder shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

21. Relocation Outside the United States. If the Grantee relocates to a country outside the United States, the Company reserves the right to impose other requirements on the Grantee's participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

By electronically approving the Award of Restricted Stock Units through the Smith Barney website, Grantee agrees to all of the terms and conditions described in this Agreement (including any Appendix) and in the Plan.